Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan

Senior Executive Vice President

Chief Financial Officer

(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS FIRST QUARTER 2011 RESULTS

Growth in Loans, Core Deposits and Core Net Income

(Bridgehampton, NY —  April 25, 2011)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank, today announced net income and earnings per share for the first quarter of 2011. The Company’s reported net income and earnings per share for the quarter ended March 31, 2011 was $2.2 million or $.34 per share including $.2 million in acquisition costs, net of tax, associated with the proposed Hamptons State Bank (“HSB”) merger announced on February 8, 2011. Highlights of the Company’s financial results for the quarter include:

•                Core net income of $2.3 million or $.36 per share, 9% higher than 2010.

•                Core returns on average assets and equity of .89% and 14.65%, respectively.

•                Net interest income of $9.8 million, an 11% increase over 2010, with a net interest margin of 4.14%.

•                Total Assets of $1.075 billion at March 31, 2011, 16% higher than March 2010.

•                Loan growth of $67 million or 15%, compared to March 31, 2010.

•                Deposits of $965.9 million, a 20% increase from the first quarter of 2010.

•                Continued solid asset quality metrics with increased reserve coverage.

•                Tier 1 Capital increased by $6.3 million or 8.4% from March 2010.

•                Declared quarterly dividend of $.23 per share.

“These strong financial results reflect the positive impact of layering our business expansion initiatives over the solid foundation established by our Company over its 100 year history. Our core net income, which excludes costs associated with the merger transaction, increased 9% over the first quarter of 2010.  The continued growth in core deposits coupled with our increasing loan portfolio contributed to higher revenues.

The approval process for the HSB merger is progressing and we expect to close in the beginning of the third quarter. We look forward to expanding our community and customer service focus with HSB customers, who will have access to a broader network of branches and resources, while continuing to benefit from local management and decision making,” commented Kevin M. O’Connor, the President and CEO of Bridge Bancorp, Inc.

Net Earnings and Returns

Core net income for the quarter ended March 31, 2011 was $2.3 million or $.36 per share, compared to $2.1 million or $.34 per share, for the same period in 2010. The increase reflects growth in net interest income and lower credit costs, partially offset by higher non interest expense and prior year security gains.

A higher level of interest earning assets generated net interest income growth for the quarter.  Average earning assets increased by 17% or $141.8 million during the quarter, offsetting a net interest margin decline from 4.34% in the first quarter of 2010 to 4.14%. The declining margin reflects strong deposit growth and higher loan demand, offset by lower market interest rates on repricing assets and liabilities. The provision for loan losses was $.7 million for the quarter; $.6 million lower than the comparable 2010 quarter, but still resulted in increased reserve coverage levels. Total non interest income decreased $.7 million, as 2010 included $.9 million of gains related to the sales of securities. Non interest expense, excluding $.2 million of transaction related costs, trended higher due to expenses associated with new branches, technology initiatives and the continually higher costs of administration and compliance.

“The core quarterly results remain strong as our increased loan portfolio offset the impact of lower rates and our decision to manage, to a degree, our investment portfolio and liquidity position for higher market interest rates. Our deposit growth and corresponding higher level of liquidity creates opportunities to expand relationships and judiciously originate loans funded by these core deposits.  These relationships provide incremental interest income and new sources of fee income. This revenue offsets branch and expansion related costs and the required infrastructure costs related to regulation and compliance. We believe the successful banks will balance efficiency and operating leverage with the requirements of an evolving business model mandating an expanded focus on policies, procedures and controls,” commented Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets grew to $1.075 billion at March 31, 2011, a 16% increase over the March 2010 level of $923.1 million. Loan growth reflects an increase of $67 million or 15%, while investment securities increased only $47 million. This growth, consistent with historical patterns, was funded entirely by increases in deposits. Our deposits ended the first quarter at $965.9 million, including $248.0 million of demand deposits, representing a 20% increase over the level of the first quarter of 2010.

Asset quality remains critical in assessing the strength of financial institutions and is a primary focus of regulators, shareholders and management. Despite continued negative industry trends, our credit quality remains solid, exceeding comparable peer levels. Non-performing loans at quarter end totaled $7.5 million, which although higher than the 2010 quarter and year end levels, still represent only 1.4% of total loans, substantially below industry peers.

The $.7 million provision for loan losses, net of first quarter charge-offs of $.2 million, increased the allowance for loan losses to $9.0 million. This level is $2.0 million higher than at March 31, 2010 and represents a ratio of the allowance to total loans of 1.72%, compared to 1.69%, at year end, and 1.54% at March 2010.

“We continue to manage the allocation of assets and deployment of capital considering a challenging economic environment, increased regulatory scrutiny and the specter of potential increases in interest rates. These challenges provide opportunities for new or expanded business relationships, but also create concerns regarding the loan loss provision, market perception and capital levels. We are cognizant of these factors as we determine the appropriate levels of reserves, staffing and capital,” commented Mr. O’Connor.

Stockholders’ equity grew to $66.9 million at March 31, 2011, as continued earnings growth funded the dividend and offset declines in market value of the investment portfolio. Overall, Tier 1 capital increased to $81.7 million or 8.4% higher than the March 2010 level.  The Company’s capital ratios continue to exceed all regulatory minimums and continue to be classified as well capitalized.

Opportunities & Challenges

“As we approach the closing of our first acquisition and the opportunities it brings, we are excited and look forward to delivering our community banking model to the HSB customers and to all customers in our expanded branch network. We offer competitive products and services delivered by local bankers who have the expertise and authority to make prudent decisions for the Bank and the customer. Our execution of this community banking model continues to be successful as evidenced by our profitable growth.

Our market opportunities are not without certain challenges, risks and concerns. We operate our business within the larger backdrop of the national, regional and local economies and, depending how the local economy is defined, the differences can be striking. We also must navigate an ever-changing, but increasingly restrictive regulatory landscape.  Although the economy generally appears to be improving, concerns remain about the depth and breadth of the improvement. The closely monitored statistics and indicators show mixed signals; employment is gradually improving, while unemployment remains at elevated levels; the housing recovery seems to have slowed, as some activity was artificially moved forward by tax incentives. Additionally, inflation as measured by food and energy, critical costs for most consumers, is high. Locally, the state and local budget realities could lead to possible increases in taxes and use fees, further burdening consumers and small business owners.  Finally, on a very local level, certain aspects of the economy appear to be doing better than others. These mixed signals impact our strategic approach. We remain cautious in our real estate valuations and diligent in our underwriting. However, we continue to seek opportunities to expand our customer base by adding well run businesses that have demonstrated their ability to navigate in turbulent economic times.

On a final note, the regulatory process continues to evolve and the Dodd-Frank legislation is beginning to deliver the expected myriad of new rules, regulations and related compliance and process changes. This is not unexpected, but it will be costly in time, talent and resources. We will continue to collaborate with our primary regulator to ensure compliance with current requirements and interpretations. Ultimately, we must maintain our strong risk management culture and adhere to the core principles that have served this organization since 1910,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $1.1billion, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Brookhaven and Babylon Towns, operates 19 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

The Annual Meeting of Bridge Bancorp, Inc. shareholders will be held on Friday, May 6, 2011 at 11:00 a.m., in the Community Room, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, NY.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects, “ “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company and Hamptons State Bank, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values; the growth opportunities and cost savings anticipated from the Hamptons State Bank merger may not be fully realized or may take longer than expected; operating costs, customer losses and business disruptions may occur following the Hamptons State Bank merger; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	March 31,	December 31,	March 31,
	2011	2010	2010
ASSETS
Cash and Cash Equivalents	$54,671	$22,918	$16,103

Securities Available for Sale, at Fair Value	325,964	323,539	298,859
Securities Held to Maturity	141,348	147,965	121,950
Total Securities	467,312	471,504	420,809

Securities, restricted	1,284	1,284	1,205

Loans	522,674	504,060	455,962
Less: Allowance for Loan Losses	(9,015)	(8,497)	(7,032)
Loans, net	513,659	495,563	448,930
Premises and Equipment, net	23,457	23,683	21,833
Accrued Interest Receivable and Other Assets	14,524	13,504	14,269
Total Assets	$1,074,907	$1,028,456	$923,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$247,949	$239,314	$217,341
Savings, NOW and Money Market Deposits	586,539	544,470	448,313
Certificates of Deposit of $100,000 or more	91,116	90,574	92,462
Other Time Deposits	40,342	42,635	49,102
Total Deposits	965,946	916,993	807,218
Federal Funds Purchased and Repurchase Agreements	16,332	21,370	25,535
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	9,698	8,371	11,745
Total Liabilities	1,007,978	962,736	860,500
Total Stockholders’ Equity	66,929	65,720	62,649
Total Liabilities and Stockholders’ Equity	$1,074,907	$1,028,456	$923,149

Selected Financial Data:

Capital Ratios
Total Capital (to risk weighted assets)	13.6%	13.7%	14.7%
Tier 1 Capital (to risk weighted assets)	12.3%	12.4%	13.5%
Tier 1 Capital (to average assets)	7.8%	7.9%	8.4%

Asset Quality
Non-performing loans	$7,471	$6,725	$5,857
Real estate owned	-	-	-
Non-performing assets	$7,471	$6,725	$5,857

Non-performing loans/Total loans	1.43%	1.33%	1.28%
Allowance/Non-performing loans	120.67%	126.35%	120.06%
Allowance/Total loans	1.72%	1.69%	1.54%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of  Income  (unaudited)

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2011	2010

Interest Income	$11,596	$10,798
Interest Expense	1,812	1,967
Net Interest Income	9,784	8,831
Provision for Loan Losses	700	1,300
Net Interest Income after Provision for Loan Losses	9,084	7,531
Other Non Interest Income	1,250	1,056
Title Fee Income	204	255
Net Securities Gains	-	891
Total Non Interest Income	1,454	2,202
Salaries and Benefits	4,175	3,837
Acquisition costs	233	-
Other Non Interest Expense	3,000	2,764
Total Non Interest Expense	7,408	6,601
Income Before Income Taxes	3,130	3,132
Provision for Income Taxes	970	1,002
Net Income	$2,160	$2,130
Basic Earnings Per Share	$0.34	$0.34
Diluted Earnings Per Share	$0.34	$0.34

Selected Financial Data:

Return on Average Total Assets	0.83%	0.95%
Effect of Acquisition Costs, Net of Tax	0.06%	-
Core Return on Average Total Assets	0.89%	0.95%

Return on Average Stockholders’ Equity	13.64%	14.96%
Effect of Acquisition Costs, Net of Tax	1.01%	-
Core Return on Average Stockholders’ Equity	14.65%	14.96%

Net Interest Margin	4.14%	4.34%
Operating Efficiency	61.72%	63.18%
Operating Expense as a % of Average Assets	2.76%	2.96%